As filed with the Securities and Exchange Commission on December 9, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

THE SANDS REGENT

(Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0201135
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

(Address, Including Zip Code and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Ferenc B. Szony

President and Chief Executive Officer

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

(Name, Address, Including Zip Code and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Patrick T. Seaver, Esq.

Latham & Watkins LLP

650 Town Center Drive, Twentieth Floor

Costa Mesa, California 92626

(714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common stock	1,120,000 shares	$10.81(1)	$12,107,200	$1,534.00
Common stock issuable upon exercise of warrants	336,000 shares	$10.81(2)	$3,632,160	$460.00
Total	1,456,000 shares		$15,739,360	$1,994.00

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the average of the high and low sales prices of the Registrant’s common stock on the NASDAQ SmallCap market on December 6, 2004, which was approximately $10.81.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

Subject to Completion, dated December 9, 2004

PROSPECTUS

UP TO 1,456,000 SHARES OF

THE SANDS REGENT

COMMON STOCK

Our common stock, par value $.10, is traded on the NASDAQ SmallCap Market under the symbol “SNDS.” On December 7, 2004, the closing price of our common stock was $11.60.

This prospectus relates to the sale of up to 1,456,000 shares of our common stock by the selling shareholders named in this prospectus. The securities which are convertible or exercisable for the shares of our common stock that are being offered by this prospectus were issued to the selling shareholders pursuant to a financing transaction. Such convertible securities are exercisable beginning May 12, 2005 and for a period of five years thereafter. See “Issuance of Common Stock to Selling Shareholders” on page 5. We will not receive any of the proceeds from the sale of these shares.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISKS FACTORS” BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission or state gaming commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December          , 2004

No dealer, salesperson or other individual has been authorized to give any information or to make any such representations other than contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, creates any implication that there has not been any change in the affairs of the Company since the date hereof.

THE SANDS REGENT

The Sands Regent and subsidiaries (the “Company”, “we” and “our”) operate casinos and tourist-based facilities in Nevada through our wholly-owned subsidiaries: Zante, Inc., which owns and operates the Sands Regency Casino Hotel (“Sands”) in downtown Reno; Last Chance, Inc., which operates the Gold Ranch Casino and RV Resort (“Gold Ranch”) in Verdi; and Plantation Investments, Inc., which owns and operates Rail City Casino (“Rail City”) in Sparks.

As of September 30, 2004, the Sands had approximately 29,000 square feet of gaming space and a full selection of gaming alternatives, including 595 slot machines, 19 table games, keno, bingo, and a sportsbook operated by Leroy’s Sportsbooks. Additionally, the Sands resort complex has 832 hotel rooms, including 29 suites, a health spa, and a large outdoor swimming pool. Dining options at the Sands include a Tony Roma’s, Famous for Rib’s, restaurant; Cabana Café, a coffee house/deli-style restaurant; and Antonia’s Very Italian Buffet. The property also has a Mels the Original diner style restaurant, and an Arby’s restaurant, both of which are franchises operated by third parties. The facility also includes an entertainment cabaret, three cocktail lounges, a comedy club and approximately 12,000 square feet of convention and meeting space. Third parties lease space from the Sands and operate a car rental business, a bicycle and ski rental shop, a beauty shop, as well as a wedding chapel, which is currently under construction. The Sands resort complex contains multiple parking areas, including a parking garage, with a total combined capacity for approximately 1,100 vehicles. The Sands offers large, attractive hotel rooms at reasonable prices to travel groups, air wholesalers, and motor coaches primarily from Western Canada, the Pacific Northwest and Northern California. Due to the city-sponsored ReTRAC project (Reno Transportation Railroad Access Corridor), the Sands has temporarily lost utility in varying degrees of up to 30% of its parking (see “Risks Related to our Business” later in this discussion.)

As of September 30, 2004, Gold Ranch offers approximately 256 slot machines in an 8,000 square foot casino, two restaurants, two bars, a 105-space RV park, a California lottery station, an ARCO gas station, a convenience store, and a Jack-in-the-Box restaurant, which is leased to a third party. The Gold Ranch clientele includes a mix of tourists and local residents, with local residents generating approximately 60% of the property’s casino patronage. Gold Ranch attracts local residents through mid-week promotions geared toward enhancing play primarily through lottery, casino, and restaurant programs. Tourist programs emphasize the RV Park, casino and restaurant cross-promotions. Gold Ranch’s easy freeway access allows it to target Interstate 80 travelers, the major Nevada/California thoroughfare.

The Company’s May 2004 acquisition of Rail City has increased our market presence in the Reno area. As of September 30, 2004, Rail City had approximately 16,600 square feet of gaming space housing 629 slots, 6 table games, keno, a sportsbook operated by Cal Neva, a 24-hour family-style restaurant and the newly opened City Lights bar.

All of our operations are conducted 24 hours a day, every day of the year. While our primary source of revenue and income is our gaming activities, the hotel, RV park, bars, shops, restaurants, convenience store, gas station and other services are important in supplementing our gaming business. Our overall operating and marketing philosophy emphasizes in-house and citywide special events, generous promotions, highly competitive pricing, and liberal gaming odds. A great deal of emphasis is placed on marketing to local patrons, especially at Rail City, however, the majority of the total revenue of our downtown Reno property is attributable to tourism.

The gaming industry in which we operate is highly competitive, and includes many large, well-established companies pursuing the same customer base we are pursuing. See “Risk Factors” below.

The Company was originally founded in 1965 and incorporated in Nevada as The Sands Regent in 1984. Our executive offices are located at 345 North Arlington Avenue, Reno, Nevada 89501. Our telephone number is (775) 348-2200. Our web site addresses are www.sandsregency.com for the Sands Regency property; www.railcity.com for the Rail City property; and www.goldranchrvcasino.com for the Gold Ranch property. Information contained in our web site does not constitute part of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be materially harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

Our business may be adversely impacted if the Reno economy declines.

We heavily market to and rely upon business from Reno area residents. In recent years, Reno has enjoyed robust business growth and has attracted a number of technology, product distribution and marketing companies. These businesses have created jobs and helped fuel residential development, including the Reno metropolitan area. Should there be negative changes in the business and job conditions in Reno, our locals business, which is a substantial part of our overall business, could be adversely impacted.

We may be unable to successfully integrate the operations of Rail City, which may adversely affect our stock price and financial condition.

Acquisitions typically entail many risks and could result in difficulties in integrating the operations and personnel of acquired companies. If we are not able to successfully integrate Rail City, we may not obtain the advantages that the acquisition was intended to create, which may adversely affect our business, results of operations, financial condition and cash flows and, subsequently, may impact the market price of our stock. In addition, in connection with this acquisition, we could experience disruption in our business or employee base.

We may be adversely impacted by expanded Native American gaming operations in California and the Pacific Northwest. Increased competition could have a material adverse effect on our future operations.

The gaming industry is highly competitive. Our largest sources of tourist customers are California and the Pacific Northwest, including a large number who drive to Reno. The expansion of Native American casinos in California, Oregon, and Washington continues to have an impact on casino revenues in Nevada. As competitive pressures from California Native American casinos increase, other Reno area casinos may intensify their targeting of the Reno area resident market, which currently represents a significant portion of our business. Increased competitive pressures in the local market could adversely impact our ability to continue to attract local residents to our facilities, or require us to use more expensive, and therefore, less profitable promotions to compete more effectively. In addition, Native American gaming facilities in California and other jurisdictions in some instances operate under regulatory requirements less stringent than those imposed on Nevada licensed casinos, which could afford them a competitive advantage in our markets. Further, many of our competitors have greater financial resources or access to capital or have partnered with companies that have greater financial resources or access to capital, than do we, which allows them to more readily make improvements to their product or facilities and attract more patrons.

Adverse winter weather conditions in the Sierra Nevada Mountains and the Reno-Lake Tahoe area could have a material adverse effect on our results of operations and financial condition.

Adverse winter weather conditions, particularly snowfall, can deter our customers from traveling or make it difficult for them to frequent our facilities. Adverse winter weather would most significantly affect our drive-in customers from northern California and the Pacific Northwest. If the Reno area itself were to experience prolonged adverse winter weather conditions, our results of operations and financial condition could also be materially adversely affected.

Terrorist attacks may seriously harm our business.

The terrorist attacks that took place in the United States on September 11, 2001, were unprecedented events that created economic and business uncertainties, especially for the travel and tourism industry. The potential for future terrorist attacks, the national and international responses, and other acts of war or hostility have created economic and political uncertainties that could materially adversely affect our business, results of operations, and financial condition in ways we currently cannot predict.

If we lose our key personnel, our business could be materially adversely affected.

We depend on the continued performance of our Chief Executive Officer and his management team. If we lose the services of our senior management personnel, and cannot replace such persons in a timely manner, our business could be materially adversely affected.

Our business is subject to restrictions and limitations imposed by regulatory gaming authorities that could adversely affect us.

The ownership and operation of casino gaming facilities are subject to extensive state and local regulation. The State of Nevada and the applicable local authorities require various licenses, registrations, permits and approvals to be held by us. The Nevada Gaming Commission may, among other things, limit, condition, suspend, or revoke or decline to renew a license for any cause deemed reasonable by such licensing authority. If we violate gaming laws or regulations, substantial fines could be levied against us and we could be forced to forfeit a portion of our assets. The suspension, revocation or non-renewal of any of our licenses or imposition of levies or substantial fines or forfeiture of assets would have a material and adverse affect our business, financial condition and results of operations.

If the State of Nevada or other local governments increase gaming taxes and fees, our results of operations could be adversely affected.

State and local authorities raise a significant amount of revenue through taxes and fees on gaming activities. From time to time, legislators and officials have proposed changes in tax laws, or in the administration of such laws, affecting the gaming industry. In addition, worsening economic conditions could intensify the efforts of state and local governments to raise revenues through increases in gaming taxes. If the State of Nevada, or other local governments, were to increase gaming taxes and fees, our results of operations could be adversely affected.

Our operations continue to be negatively affected by the ongoing downtown Reno railroad trench project.

Work began in the Fall of 2003 on a project to build a trench through downtown Reno for the purpose of constructing a below grade rail transport corridor and large-scale excavation is currently underway. Known as ReTRAC (Reno Transportation Railroad Access Corridor), the project has a late 2006 completion date. Previously, Union Pacific’s railroad tracks bisected the Sands’ parking facilities. The ReTRAC project has temporarily adversely affected the utility of nearly 300 of the Sands parking spaces and the Company has been informed that a small number of parking spaces will be permanently lost. Further, our pedestrian structure over the railroad tracks has now been demolished.

The law requires that the Sands be given alternate parking or compensation for spaces and structures permanently or temporarily lost due to the project. In July 2003, the Sands received compensation amounting to approximately $582,000 for its contribution to the project. The Company is amortizing $428,000 of the proceeds over the anticipated length of the project (May 2003 through November 2006). Part of the proceeds, $154,000, represents land, specifically parking spaces, that were effectively sold to the City of Reno. The Company maintains its position that it was not adequately compensated for its contribution to the project and filed a lawsuit in January 2004. Negotiations are underway for a replacement bridge and additional parking, and, as of the date of this report, the Company is continuing its negotiations with the City of Reno for appropriate compensation.

The effect of trench construction on downtown Reno’s business levels, and specifically the business levels of the Sands, continues to be hard to quantify, as the downside due to customer inconvenience may somewhat be offset by opportunities, such as the effect this major construction project has on the Reno area economy

We may not be able to successfully integrate the operations of companies and properties that we acquire, which could adversely affect our operations and financial results.

On May 1, 2004, the Company acquired Rail City Casino in Sparks, Nevada. The future success of the Company’s acquisition of Rail City will depend on a number of factors, including the successful integration of the operations of Rail City. The difficulties of combining the operations of Rail City with that of the Company include, among others:

•	retaining key employees;

•	consolidating administrative infrastructures;

•	coordinating sales and marketing functions; and

•	minimizing the diversion of management’s attention from ongoing business concerns.

In addition, even if the Company is able to integrate Rail City’s operations successfully, this integration may not result in the realization of the full benefits and growth opportunities that we expect or these benefits may not be achieved within the anticipated time frame. We have also incurred significant transaction costs related to this acquisition, which has and will continue to adversely affect our earnings and results of operations.

Our acquisition of Rail City has substantially increased our outstanding debt, which may adversely affect our earnings and results of operations.

Our outstanding debt before the Rail City acquisition was approximately $3.7 million. After the Rail City acquisition, our debt increased to in excess of $44 million. As a result of this increase in debt, demands on our cash resources will increase. The increased levels of debt could, among other things:

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing funds available for working capital, capital expenditures, dividends, acquisitions and other purposes;

•	increase our vulnerability to, and limit flexibility in planning for, adverse economic and industry conditions;

•	create competitive disadvantages compared to other companies with lower debt levels; and

•	limit our ability to apply proceeds from an offering or asset sale to purposes other than the repayment of debt.

Our outstanding debt at September 30, 2004 was $34.9 million.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference.

We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent that we are required to do so by law. We also may make additional disclosures in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that we may file from time to time with the Securities and Exchange Commission, or SEC. Please also note that we provide a cautionary discussion of risks and uncertainties under the section entitled “Risk Factors” in our Annual Report on Form 10-K. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could also adversely affect us. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

With the Credit Agreement executed in April 2004 in connection with the acquisition of Rail City, the Company has substantial variable interest rate debt currently in the amount of $40.5 million, if fully advanced. Assuming the credit facilities are fully advanced, a one percent increase in interest rates would result in an increase in interest expense of approximately $405,000 annually.

Additionally, terms of the Company’s RV park management agreement with Prospector Gaming Enterprises (“PGE”), state that the Company pay monthly an amount equal to 120% of PGE’s debt service on the underlying RV park note, which varies directly with changes in the Prime index. The financial impact to the Company of a full one percent increase in the Prime index is less than $25,000 per year.

The Company does not use interest rate derivative instruments to manage exposure to interest rate changes.

ISSUANCE OF COMMON STOCK TO THE SELLING SHAREHOLDERS

On November 12, 2004, we completed a financing arrangement pursuant to which we issued to the selling shareholders (i) 1,120,000 shares of our common stock for $8.25 per share, and (ii) warrants to purchase up to 336,000 shares of our common stock at an exercise price of $10.66 per share, exercisable beginning on May 12, 2005 and for a period of five years thereafter. The warrants are exercisable on a cashless basis only. Pursuant to the stock purchase agreements that we entered into in connection with the financing, we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling shareholders to resell to the public the shares of common stock they have or may acquire.

USE OF PROCEEDS

The proceeds from the sale of the common stock under this prospectus will belong to the selling shareholders. We will not receive any proceeds from such sales.

THE SELLING SHAREHOLDERS

The selling shareholders may sell up to 1,456,000 shares of our common stock pursuant to this prospectus. The shares of our common stock offered by this prospectus were issued or may be issued to the selling shareholders, in connection with the financing transaction described above under “Issuance of Common Stock to the Selling Shareholders.” We have no other material relationship with the selling shareholders.

The following table sets forth information regarding beneficial ownership of our common stock by the selling shareholders as of November 12, 2004. As of December 7, 2004, there were 6,935,266 shares of our common stock outstanding.

	Shares of common stock Beneficially Owned Before Offering (1)		Number of shares of common stock Offered Hereby	Shares of common stock Beneficially Owned Following the Offering
Name	Number	% of Class		Number	% of Class
SF Capital Partners Ltd.	200,000	2.9	260,000	-0-	0.0%
Sterling Equity Offshore Fund Ltd.	50,100	0.7	65,130	-0-	0.0%
Sterling Equity Partners L.P.	49,500	0.7	64,350	-0-	0.0%
Sterling Johnson Capital Management L.P. FBO A/C #038C6339 of Compass SAV LLC	13,000	0.2	16,900	-0-	0.0%
HFR HB Micro/Small Cap Master Trust	42,400	0.6	55,120	-0-	0.0%
Bonanza Master Fund Ltd	125,000	1.8	162,500	-0-	0.0%
WS Opportunity Fund International Ltd.	45,600	0.7	59,280	-0-	0.0%
WS Opportunity Fund (QP), L.P.	45,700	0.7	59,410	-0-	0.0%
WS Opportunity Fund LP	33,700	0.5	43,810	-0-	0.0%
Crestview Capital Master Fund LLC	100,000	1.5	130,000	-0-	0.0%
Microcapital Fund LP	65,000	1.0	84,500	-0-	0.0%
Microcapital Fund Ltd	35,000	0.5	45,500	-0-	0.0%
Lagunitas Partners LP	68,500	1.0	89,050	-0-	0.0%
Gruber & McBaine International	18,000	0.3	23,400	-0-	0.0%
Jon D. Gruber & Linda W. Gruber TEN COM	13,500	0.2	17,550	-0-	0.0%
JMG Triton Offshore Fund Ltd	45,000	0.7	58,500	-0-	0.0%
JMG Capital Partners	45,000	0.7	58,500	-0-	0.0%
Presidio Partners	39,100	0.6	50,830	-0-	0.0%
Geary Partners LP	28,100	0.4	36,530	-0-	0.0%
Brady Retirement Fund LP	7,800	0.1	10,140	-0-	0.0%
SRG Capital LLC	25,000	0.4	32,500	-0-	0.0%

	Shares of common stock Beneficially Owned Before Offering (1)		Number of shares of common stock Offered Hereby	Shares of common stock Beneficially Owned Following the Offering
Name	Number	% of Class		Number	% of Class
Meadowbrook Opportunity Fund LLC	25,000	0.4	32,500	-0-	0.0%
Total	1,120,000		1,456,000	-0-	0.0%

(1)	Excludes warrants to purchase up to 336,000 shares of our common stock as such warrants are not exercisable until May 12, 2005.

PLAN OF DISTRIBUTION

The Company is registering the shares on behalf of the selling shareholders. As used herein, “selling shareholders” includes donees, transferees and pledgees selling shares received from a named selling shareholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders from time to time in one or more types of transactions (which may include block transactions in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block to facilitate the transaction) on the NASDAQ SmallCap Market, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through the settlement of short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

The selling shareholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers that act in connection with the sale of shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities arising under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Upon us being notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of the selling shareholders and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon the company being notified by a selling shareholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

We have advised the selling shareholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation, Glendale, California.

VALIDITY OF COMMON STOCK

Schreck Brignone, Las Vegas, Nevada has passed upon the validity of the issuance of the shares of common stock offered by this prospectus.

EXPERTS

The Sands Regent consolidated financial statements and the related financial statement schedule incorporated in this registration statement by reference from The Sands Regent Annual Report on Form 10-K for the year ended June 30, 2004 have been audited by Deloitte & Touche LLP, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR

SECURITIES ACT LIABILITIES

Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company’s articles of incorporation and bylaws, each as amended to date, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov and at our website at www.sandsregency.com.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling shareholders sell all of the shares:

•	Our annual report on Form 10-K for the fiscal year ended June 30, 2004,

•	Our quarterly report on Form 10-Q for the quarter ended September 30, 2004,

•	Our current reports on Form 8-K filed on November 5, 2004, November 9, 2004, November 12, 2004, and November 17, 2004, and

•	Description of Capital Stock contained in our Registration Statement on Form S-1 filed with the SEC (No. 2-93453).

You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

The Sands Regent

Attn: Investor Relations

345 North Arlington Avenue

Reno, Nevada 89501

(775) 348-2200

You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling shareholder will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-            ). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling shareholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts, which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC’s public reference rooms or their web site.

1,456,000 SHARES OF COMMON STOCK

THE SANDS REGENT

PROSPECTUS

December     , 2004

No dealer, salesperson or other individual has been authorized to give any information or to make any such representations other than contained or incorporated by reference in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdictions in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create any implication that there has not been any change in the affairs of the Company since the date hereof.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following sets forth the estimated costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

Registration Fee	$1,994.00
Legal Fees and Expenses	$10,000.00
Accounting Fees	$20,000.00
Printer Fees	$5,000.00

Total	$36,994

Item 15.	Indemnification of Directors and Officers.

Article X of the Company’s Articles of Incorporation limits the liability of the Company’s directors and officers. It provides that a director or officer of the Company will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) for the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. It also provides that any repeal or modification of the foregoing provision by the stockholders of the Company will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.

Since the adoption of Article X, however, Nevada Revised Statutes Section 78.300 has been repealed. In this regard, Nevada Revised Statutes Section 78.138 currently provides that a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law. To the extent that Article X of the Company’s Articles of Incorporation would be deemed to be inconsistent with Section 78.138, the provisions of such statute should control.

Additionally, Nevada Revised Statutes Sections 78.7502 and 78.751 permits the Company to indemnify its directors and officers as follows:

1.	A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (i) is not liable pursuant to Section 78.138 or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to Section 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he (i) is not liable pursuant to 78.138 or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines, upon application, that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.	To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2 above, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

4.	Any indemnification under subsections 1 and 2 above, unless offered by a court or advanced pursuant to subsection 5 below, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)	By the stockholders;

(b)	By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

(c)	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

(d)	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5.	The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

6.	The indemnification and advancement of expenses authorized in or ordered by a court pursuant to Nevada Revised Statutes Section 78.7502 and Section 78.751:

(a)	Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 above or for the advancement of expenses made pursuant to subsection 5 above, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

(b)	Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Company’s bylaws provide for mandatory indemnification of directors and officers generally consistent with the foregoing provisions of the Nevada Revised Statutes. In addition, the Company has entered into agreements with its directors, which provide for indemnification to the fullest extent allowed by applicable law.

Item 16.	Exhibits.

5.1	Opinion of Schreck Brignone

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Schreck Brignone (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada, on December 9, 2004.

THE SANDS REGENT

By:	/s/ FERENC B. SZONY
Ferenc B. Szony
President and Chief Executive Officer

We, the undersigned directors and officers of The Sands Regent, do hereby constitute and appoint Ferenc B. Szony and Robert J. Medeiros, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable The Sands Regent to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ FERENC B. SZONY Ferenc B. Szony	President and Chief Executive Officer (principal executive officer)	December 9, 2004

/s/ ROBERT J. MEDEIROS Robert J. Medeiros	Chief Financial Officer (principal financial and principal accounting officer)	December 9, 2004

/s/ JON N. BENGTSON Jon N. Bengtson	Chairman of the Board	December 9, 2004

/s/ PETE CLADIANOS, III Pete Cladianos, III	Director and Secretary	December 9, 2004

/s/ DOUGLAS M. HAYES Douglas M. Hayes	Director	December 9, 2004

/s/ DAVID R. GRUNDY David R. Grundy	Director	December 9, 2004

/s/ LOUIS J. PHILLIPS Louis J. Phillips	Director	December 9, 2004

/s/ LARRY TUNTLAND Larry Tuntland	Director	December 9, 2004

S-1

EXHIBIT INDEX

Exhibits:	Description

5.1	Opinion of Schreck Brignone

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Schreck Brignone (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page to this Registration Statement).